Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Anaplan, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-8 Nos. 333-227798, 333-232048, and 333-239567) of Anaplan, Inc. of our report dated March 12, 2021, with respect to the consolidated balance sheets of Anaplan, Inc. as of January 31, 2021 and 2020, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2021, and the related notes (collectively the Consolidated Financial Statements), and the effectiveness of internal control over financial reporting as of January 31, 2021, which report appears in the January 31, 2021 annual report on Form 10-K of Anaplan, Inc.

Our report on the Consolidated Financial Statements refers to a change in the method of accounting for leases due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases, as of February 1, 2019.

/s/ KPMG LLP

San Francisco, California
March 12, 2021